U. S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                        TERENCENET, INC
     ------------------------------------------------------
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            Nevada                         91-2079553
-------------------------------  ---------------------------
(STATE OR OTHER JURISDICTION OF           (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)        IDENTIFICATION NO.)


    500 North Rainbow Blvd. Suite 300
         Las Vegas, NV                            89107
      ----------------------            --------------------
 (Address of principal executive            (Zip Code)
             offices)


                         (772) 429-1401
                         --------------
      (Registrant's telephone number, including area code)

                  Consulting Agreements Between
                    the Company and Scott Bleazard,
                           Stephen Brock
                    (Full title of the plans)

                    Terence Channon, President
                       TerenceNet, Inc.
                 500 N. Rainbow Blvd., Suite 300
                      Las Vegas, NV  89107
             ---------------------------------------
             (Name and address of agent for service)

                         (772) 429-1401
                       -----------------
  (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)



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                 CALCULATION OF REGISTRATION FEE

                                Proposed   Proposed
                                maximum    Maximum
                                offering  Aggregate   Amount of
   Title of      Amount to be    price     offering
registration
  securities
     to be        Registered    per unit    price        fee
  registered
------------------------------------------------------------

Common stock,       450,000      $0.10    $45,000    $13.28
par                 shares
value, $0.001
per
share

------------------------------------------------------------

*    Estimated   solely  for  purposes  of  calculating  the
registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the bid and asked price of Common Stock of TerenceNet, Inc. as reported on the OTCBB on September 2, 2002.

                             PART I

          Information Required in the Section 10(a)
Prospectus

Item 1.  Plan Information

The Company is offering shares of its common stock to an individual for consulting services on the Company's behalf. This issuance of shares is being made pursuant to consulting agreement between the Company and the individual. The Company has equated this number of shares to the value of the consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The following individual will receive the number of shares listed next to his name:

          Scott Bleazard       225,000
          Stephen Brock        225,000

Item 2.  Registrant Information And Employee Plan Annual
Information.

The document(s) containing the information specified in Part
I of Form  S-8  will be sent or given to participants as
specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the
documents incorporated   by  reference  into  the  Registration
Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.




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                             PART II

          Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The  following  documents, filed  with  the  Securities  and
Exchange Commission (the "Commission") by TerenceNet,  Inc.,
a  Nevada    corporation (the "Company"),  are  incorporated
herein by reference:

      (a) The registrant's Articles of Incorporation filed on October 11, 2000;

      (b) The registrant's By-Laws filed on October 11,
2000;

      (c) The Company's Form 10-SB12G Registration Statement initially filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on April 5, 2002, and subsequent amendments thereto;

      (d) The Form 10-QSB quarterly report of the Company for its quarter ended June 30, 2002, and all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the filing of the 10-SB12G on April 5, 2002; and

      (e)   All   documents  subsequently  filed   by   the
registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the effectiveness of this registration statement.

All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

      Terence Channon, President, Chief Executive Officer
      TerenceNet, Inc.
      500 North Rainbow Blvd., Suite 300
      Las Vegas, NV 89107
      (772) 429-1401


ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The shares registered herein are being issued to the consultants for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement have any equity or other interest in the Registrant.



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ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The  Articles  of  Incorporation of the Company provide  for the Indemnification  of  employees and  officers  in  certain cases. Insofar  as  indemnification for liabilities  arising  under the Securities Act of 1922 may be permitted to directors,
officers or persons   controlling  the  company  pursuant  to  the
foregoing provisions, the company has been informed that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore not enforceable. At the present time, the Company does not have any officer-director liability insurance although permitted by Section 78.752 of the GCL, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

In  addition,  Section 78.751 of the Nevada  General Corporation
Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.



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3.   To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer,
employee   or   agent   is  proper  in  the  circumstances. The
determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not
exclude   any   other   rights  to   which   a   person seeking
indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant
pursuant   to   the  foregoing  provisions,  or  otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,
unenforceable.   In  the event that a claim  for indemnification
against  such  liabilities  (other  than  the  payment   by the
registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

     4a   -   Consulting Agreement between TerenceNet, Inc.
and Scott Bleazard

     4b   -  Consulting  Agreement between  TerenceNet, Inc.
and Stephen Brock

     4c   -  Consulting Agreement between TerenceNet, Inc.
and Scott Bleazard

     4d   -   Consulting  Agreement between   TerenceNet,
Inc. and Stephen Brock

     5    - Opinion of Harold P. Gewerter, Esq., Ltd.

   23.a   - Consent of Harold P. Gewerter, Esq., Ltd.
            (included in Exhibit 5)

   23.b   - Malone & Bailey, PLLC


ITEM 9.  UNDERTAKINGS.

(a) The undersigned Company hereby undertakes:

  (1)  To  file,  during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)   To   remove  from registration by means of  a  post-
      effective  amendment  any  of  the  securities   being
      registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



PAGE-6-



(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.








PAGE-7-



                             SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, the State of Nevada, on this 30th day of August, 2002.


                              TerenceNet, Inc.



                              By:  /s/ Terence Channon
                                 ----------------------------
                                 Terence Channon, President




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                                        August 30, 2002
/s/ Terence Channon
-----------------------------
Terence Channon
President and Director







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